UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2015

KIRIN INTERNATIONAL HOLDING, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-166343	27-1636887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12th Floor, Building F, Phoenix Plaza No. A5ShuguangXili Chaoyang District, Beijing People’s Republic of China	100028
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number, including area code: +86 10 84554001

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2015, the Board of Directors of the Company elected Shan Cui as directors of the Company effective immediately. Ms. Cui was elected to serve on the Board of Directors as an “independent director” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc.

The biographical information regarding the new director is listed below:

Ms. Shan Cui, age 43, is a seasoned chief financial officer and business consultant experienced with public and private companies at all stages of growth. She is specialized in cross border investment banking advisory & education services. Ms. Cui is a cross functional team leader with successful track record in driving critical transformation, networking, partnership, M&A, funding, improving financial performance, business process and operational efficiency. She is also a frequent speaker at investment conferences, with her bilingual capability in English and Chinese.

Ms. Cui has been the Managing Director of Capital First International since 2009, and has taken various positions as CFO of both public and private companies. She has been served as interim CEO in Turei Technology, a hi-tech education device company, since 2013. Ms. Cui was the CFO of Lizhan Environmental Corp., a then Nasdaq listed company focusing on new leather material manufacturing, from 2011 to 2013. She also held various executive finance positions in venture capital and manufacturing industries companies prior to 2011.

Ms. Cui received her MBA degree in Finance from Georgia State University, and Bachelor degree in International Business and English from Qingdao Ocean University in China.

As a board member, she will be assisting the Company with regard to its internal control, accounting and SEC reports.

Family Relationships

There are no family relationships between any of the Company’s directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreements

The Company has not entered into any employment agreement with Ms. Cui.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KIRIN INTERNATIONAL HOLDING, INC.

Date: August 21, 2015	By:	/s/ Jianfeng Guo
Jianfeng Guo
Chief Executive Officer

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